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                           LORD ABBETT GLOBAL FUND, INC.

                             ARTICLES SUPPLEMENTARY


     LORD ABBETT GLOBAL FUND, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation presently has authority to issue 1,000,000,000 shares of capital stock, of the par value $.001 each, having an aggregate par value of $1,000,000 and being previously classified and designated by the Board of Directors as: (i) Class A shares (465,000,000), Class B shares (15,000,000) and Class C shares (20,000,000) of the Lord Abbbett Global Equity Fund; and (ii) Class A shares (450,000,000), Class B shares (30,000,000) and Class C shares (20,000,000) of the Lord Abbbett Global Income Fund.

     SECOND: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of stock of the Corporation and to classify a series into one or more classes of such series, the Board of Directors hereby: (i) classifies and reclassifies 20,000,000 authorized but unissued Class A shares of the Lord Abbett Global Equity Fund as Class P shares of the Lord Abbbett Global Equity Fund; and (ii) classifies and reclassifies 20,000,000 authorized but unissued Class A shares of the Lord Abbett Global Income Fund as Class P shares of the Lord Abbbett Global Income Fund.

     THIRD: Subject to the power of the Board of Directors to classify and reclassify unissued shares, all shares of stock of the Corporation hereby classified or reclassified as specified in Article Second above shall be invested in the same investment portfolios of the Corporation as the other classes of their respective series and shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in Article V of the Articles of Incorporation of the Corporation (hereafter called the "Articles") and shall be subject to all other provisions of the Articles relating to stock of the Corporation generally.

     FOURTH: The shares of stock of the Corporation hereby classified or reclassified as specified in Article Second above have been duly classified by the Board of Directors under the authority contained in the Articles.


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     IN WITNESS WHEREOF, Lord Abbett Global Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and Secretary and witnessed by its Assistant Secretary on March 2, 1999.


                                          LORD ABBETT GLOBAL
                                             FUND, INC.


                                          By:  /s/ Paul A. Hilstad
                                               ----------------------------
                                               Paul A. Hilstad
                                               Vice President and Secretary


WITNESS:


/s/ Thomas F. Konop
-------------------
Thomas F. Konop
Assistant Secretary


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     THE UNDERSIGNED, Vice President and Secretary of Lord Abbett Global Fund,
Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          /s/ Paul A. Hilstad
                                          ----------------------------
                                          Paul A. Hilstad
                                          Vice President and Secretary